Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

LENNAR APPOINTS SHERRILL W. HUDSON

TO THE BOARD OF DIRECTORS

Miami, January 18, 2008 — Lennar Corporation (NYSE: LEN and LEN.B) announced that the Company’s Board of Directors has appointed Sherrill W. Hudson, the Chairman and Chief Executive Officer of TECO Energy, Inc., to serve as an independent member of the Board and a member of the Board’s Audit Committee and Compensation Committee.

Mr. Hudson’s appointment increases the size of the Company’s Board to eight members, and the number of “independent” directors, as defined under the New York Stock Exchange Corporate Governance Standards, to seven.

Mr. Hudson, 65, is Chairman and Chief Executive Officer of TECO Energy. Prior to joining TECO in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002, after spending 19 years in Miami as Managing Partner for its South Florida offices. While at Deloitte & Touche LLP, Mr. Hudson became very familiar with both Lennar and its management team.

“We are pleased to add an individual with Sherrill Hudson’s outstanding experience and qualifications to our Board of Directors,” said Sidney Lapidus, Lead Director of the Board of Directors of Lennar Corporation. “We believe that Sherrill’s business acumen and experience will provide our Company with invaluable insight during these challenging times.”

Mr. Hudson is a member of the Florida Institute of Certified Public Accountants, which recognized him as the 2006 Outstanding CPA in Business and Industry. He is also well known for his community service activities, including serving as chair of the United Way of Tampa Bay 2007 Campaign, a board member of The Florida Council of 100 and chair of the Council of Governors of the Tampa Bay Partnership.

In addition to being Chairman of the Board of TECO Energy, Mr. Hudson also serves on the Boards of Publix Super Markets, Inc. and The Standard Register Company.

        Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.